Exhibit 10.36
AVERY DENNISON CORPORATION
EXECUTIVE SEVERANCE PLAN
     Avery Dennison Corporation has issued this Avery Dennison Corporation Executive Severance Plan to provide certain designated executives of the Company and its affiliates and subsidiaries with severance protection under covered circumstances.
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     Capitalized terms used in this Plan shall have the following meanings, except as otherwise provided or as the context of the Plan otherwise requires:
“Annual Salary” shall mean only the Participant’s highest annualized rate of base salary designated for the Participant during the six month period ending on the Termination Date. For the avoidance of doubt, Annual Salary shall not include any bonus, commission, incentive, retention or deferred compensation, stock options or other stock related rights, or other forms of employee benefits such as vacation, insurance, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including but not limited to compensation, pension, health, medical or life insurance).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean: (1) Participant’s commission of a crime or other act that could materially damage the reputation of the Company; (2) Participant’s theft, misappropriation, or embezzlement of Company property; (3) Participant’s falsification of records maintained by the Company; (4) Participant’s substantial failure to comply with the written policies and procedures of the Company as they may be published or revised from time-to-time; (5) Participant’s misconduct; or (6) Participant’s substantial failure to perform the material duties of Participant’s job with the Company, which failure is not cured within 30 days after written notice from the Company specifying the act or acts of non-performance. Determination of Cause shall be made by the Compensation Committee or one or more individuals designated by the Compensation Committee, in its sole and exclusive discretion.
“Code” shall mean the Internal Revenue Code of 1986, as amended in the past and the future.
“Comparable Position” shall mean a job position with the Company or any of its affiliates or subsidiaries, or any of their respective successors and assigns, the principal work location of which is within at least 50 miles of the Participant’s residence (or if further away does not require a materially longer commute than Participant’s commute at Participant’s job position as of the Termination Date) and provides pay and benefits that as a whole are substantially equivalent to, or better than, the Participant’s aggregate pay and benefits with the Company at the time of the Termination of Employment when taking into account the Participant’s base salary, target bonus opportunity, incentive pay and equity opportunities, health and welfare benefits, severance protection, and other benefits.
“Compensation Committee” shall mean the “Compensation and Executive Personnel Committee” of the Board.

“Company” shall mean Avery Dennison Corporation, including its successors and assigns.
“Disability” shall mean, when used with reference to any Participant, long term disability as defined by the applicable long term disability plan maintained by the Company or one of its subsidiaries under which the Participant is covered.
“Effective Date” shall mean the date that the Compensation Committee adopts this Plan.
“Participant(s)” shall mean an employee (or employees) of the Company or any of its subsidiaries or affiliates who are from time-to-time designated as Participants in accordance with Section 2.1 of the Plan.
“Plan” shall mean this Avery Dennison Executive Severance Plan, as may be amended or modified from time-to-time.
“Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date of the Plan.
“Severance Payment” shall mean the amount described in Section 3.2 of the Plan.
“Severance Multiplier” shall mean the multiplier, if any, designated according to Section 2.1 to be applied to a Participant’s Severance Payment under Section 3.2. The Severance Multiplier shall be listed on Exhibit A to this Plan.
“Specified Employee” shall mean any Participant who, as of such Participant’s Termination Date, is determined to be a “key employee” of the Company if, at such time, the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Sections 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the last day of the Company’s applicable fiscal year (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the first day of the fourth month following the identification date. For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Company for such period.
“Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.
“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any subsidiary of the Company is terminated for any reason, with or without Cause, including, but not limited to a termination by resignation, discharge, death, Disability or retirement; provided that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
ARTICLE II
ELIGIBILITY
Section 2.1 Eligible Employees. Only employees of the Company who are designated as Participants according to this Section 2.1 shall be eligible for payments and benefits under this Plan.

     (a) The Participants shall be set forth on Exhibit A to this Plan. The Compensation Committee shall be authorized on and after the Effective Date to designate as Participants one or more employees of the Company (including new hires). The Compensation Committee also shall designate the Participant’s Level for purposes of the Severance Multiplier. Participants and their Level shall be listed on Exhibit A to this Plan, which shall be amended as required according to designations made by the Compensation Committee.
     (b) The Compensation Committee may delegate to one or more senior executives the authority to designate Participants and to designate a Participant’s Level for purposes of the Severance Multiplier, provided however that the Compensation Committee shall retain (and shall not delegate) such authority relative to designations of Participant and Level status for any employee who is an “officer” within the meaning of Section 16(b) of the Exchange Act.
     (c) A designation of “Level 1” shall mean the Participant’s Severance Multiplier is two (2x). A designation of “Level 2”, “Level 3” or “Level 4” shall mean the Participant has a Severance Multiplier of one (1x).
Section 2.2 Individuals Not Eligible. Notwithstanding Section 2.1, no Participant shall be eligible to receive any payments or benefits under this Plan if at the time of Termination of Employment the Participant is eligible for and receives severance payments and benefits under the Avery Dennison Key Executive Change of Control Severance Plan or under any other agreement or plan that contains a change of control provision for severance pay and benefits. An individual shall not be eligible to be a Participant in the Plan, and shall not be designated as such, if the individual is otherwise designated by the Company as a temporary employee, as an individual working for the Company or any of its affiliates or subsidiaries on referral from a temporary personnel agency or employee leasing agency, or as an independent contractor or person working for an independent contractor.
ARTICLE III
SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.1 Conditions to Receipt of Severance Pay and Benefits. In order to receive any payments or benefits under this Plan, an eligible Participant must satisfy each of the following requirements:
     (a) The Participant must incur an involuntary Termination of Employment that is initiated by the Company or by any of its affiliates or subsidiaries, except that a Participant shall not be entitled to severance pay and benefits under any of the following circumstances: (i) a Termination of Employment for Cause, or due to Disability, Death, or the Participant’s voluntary resignation; (ii) an employment termination where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any subsidiary or affiliate of the Company in any position; (iii) an employment termination resulting from the Participant declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any subsidiary or affiliate of the Company; and (iv) an employment termination where a successor or assign of the Company, or of that portion of the Company that is transferred, sold or outsourced to the successor or assign, offers to the Participant a Comparable Position.
     (b) The Participant must timely execute, deliver and not revoke a Separation and Release Agreement on or prior to the 60th day following the Participant’s Termination Date in a form and with content determined solely and exclusively by the Compensation Committee (or its designee) and containing generally the following provisions, unless prohibited by law: No-Hire, Non-Competition, Confidentiality, Non-Disclosure, Claw-Back, Cooperation, Return of Company Property, and Comprehensive Waiver, Release and Covenant Not-To-Sue. Such Separation and Release Agreement shall be provided by the Company to the Participant on or about the Participant’s Termination Date.
Section 3.2 Severance Benefits. For any Participant who satisfies the conditions of Section 3.1, the Participate shall receive the following Severance Payment and benefits on the sixtieth (60th) day after the Participant’s Termination Date:
     (a) The Severance Payment shall be a lump sum cash payment equal to the sum of the amounts described in Section 3.2(a)(i), (ii), and (iii), multiplied by the Participant’s Severance Multiplier listed in Exhibit A, if any:
     (i) The Participant’s Annual Salary.
     (ii) The highest of the last three (3) annual bonus payments received by the Participant under the applicable Company annual bonus plan as of the Termination Date. For this Section 3.2(a)(ii), annual bonus shall not include any long term incentive compensation, commissions, or any other incentive or retention compensation, bonuses, or awards of any kind other than the annual bonus plan applicable to the Participant; and
     (iii) The cash value of twelve months of premiums (employee and employer premiums) for qualified medical and dental plans in which the Participant participates as of the Termination Date, with such premium amounts determined by the Company in its sole and exclusive discretion, and excluding any supplemental health and welfare benefits.
     (b) Outplacement services appropriate for a senior executive of the Company in an amount and nature determined by the Compensation Committee (or its designee) in its sole and exclusive discretion. Such outplacement benefits must be fully used by the Participant within one (1) year of his or her Termination Date. The Company will reimburse the outplacement firm directly.
     (c) No payments under this Section 3.2 shall be paid to a Participant prior to or during the 6-month period following the Participant’s Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Section 3.2 would be a prohibited payment of deferred compensation to a Specified Employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then within 15 business days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period, and any remaining amounts due to such Participant shall be paid as otherwise provided in the Plan. For any payment that is delayed under this Section 3.2(c), the Company shall also pay to the Participant interest on the delayed payment at a rate equal to the short term Applicable Federal Rate (as published by the Internal Revenue Service) as of the Termination Date.
     (d) Withholding and Deductions. The Company shall deduct any required tax withholding from any severance payments. There shall be no deferrals, contributions or additional accruals to any qualified savings or retirement plan of the Company or to any deferred compensation plan of the Company, from, or based on, any Severance Payment.

Section 3.3 Limitation of Benefits. The Severance Payment described in Section 3.2(a) shall be reduced by the aggregate amount of any severance or similar type of payment required to be paid to a Participant under any statutory, legislative, or regulatory requirement for severance pay, or under any severance agreement or plan (of the Company or any affiliate), due to the Participant’s Termination of Employment. For the avoidance of doubt, this limitation and reduction does not include benefits under plans such as retirement pension and savings plans, supplemental retirement plans, deferred compensation plans, and similar compensation or benefit plans.
Section 3.4 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any Severance Payment or benefit under this Plan. The right of any Participant to receive a Severance Payment and benefits provided for under this Plan shall be an unsecured claim against the general assets of the Company. No payment or benefit under this Plan shall be deemed earned, vested or accrued compensation or benefits, except according to the express terms of this Plan.
ARTICLE IV
DISPUTE RESOLUTION
Section 4.1 Negotiation. If a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company or its subsidiaries and affiliates (including the Compensation Committee) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant (“Dispute Notice”) that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy. If the claim, dispute or controversy is not resolved within 30 days after the effective date of the Dispute Notice (as described in Section 5.5), either disputant may initiate arbitration of the claim, dispute or controversy as provided in Section 4.2. All negotiations pursuant to this Section 4.1 shall be held at the Company’s principal offices in Pasadena, California (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations to avoid litigation, for the purposes of federal and state rules of evidence and procedure.
Section 4.2 Arbitration. Subject to Section 4.3, any claim, dispute or controversy arising out of or relating to this Plan that has not been resolved by negotiations in accordance with Section 4.1 within 30 days of the effective date of the Dispute Notice (as described in Section 5.5) shall, upon the written request of either disputant, be settled by final and binding arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. A demand for arbitration under this Section shall be submitted within 10 business days after the expiration of the 30-day negotiation period under Section 4.1(a), unless the parties mutually agree to an extension of this time frame. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of the Severance Payment and benefit provisions of this Plan, and each disputant shall be deemed to have irrevocably waived any other damages claims including compensatory damages, emotional distress damages, punitive damages, costs, and attorneys’ fees. The arbitrator’s decision shall be final and legally binding on the disputants and their successors and assigns, and the judgment by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not have any authority to alter the terms of this Plan. Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration. All arbitration conferences and hearings shall be held within a thirty (30) mile radius of the Participant’s assigned office location with the Company.

Section 4.3 Exclusivity. No legal action may be brought with respect to this Plan except for the purpose of specifically enforcing the provisions of this Article IV or for the purpose of enforcing any arbitration award made pursuant to Section 4.2.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a Termination of Employment with the Company. The amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement or other benefits, except as described in Section 3.3.
Section 5.2 Amendment, Modification or Termination.
     (a) The Compensation Committee may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided however that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment on or prior to the effective date of such amendment, modification, or termination; and (ii) any termination of the Plan or modification that is a material diminishment of the severance benefit shall not be effective until twelve (12) months after written notice of such action has been provided to the Participants, except that any modification or amendment shall be immediately applicable to any employee designated as a Participant after the date that the Compensation Committee adopts the modification or amendment.
     (b) Notwithstanding Section 5.2(a) or any other provision of this Plan, and to the fullest extent applicable, this Plan shall be interpreted and the terms shall be applied in accordance with Section 409A. In the event that the Compensation Committee (or its designee), in its sole and exclusive discretion, determines that any payments, disbursements, or benefits provided, or to be provided, under this Plan may be subject to, and not in compliance with, Section 409A, the Compensation Committee (or its designee) may adopt at any time (without any obligation to do so or to indemnify any Participant for failure to do so) such limited amendments to this Plan, including amendments with retroactive effect, that it reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A; and all such amendments shall be immediately effective as to all Participants.
     (c) Subject to any restriction stated in this Plan, the Compensation Committee may delegate its authority to amend or modify the Plan under this Section 5.2 to one or more appropriate executives of the Company, so long as such authority is used by the designated executives in order to clarify the Plan, ensure legal compliance, or to facilitate efficient and effective administration of the Plan and the payment of severance and benefits under the Plan. The Compensation Committee shall not delegate its authority to terminate the Plan or to diminish or increase the formula for determining a Severance Payment.
Section 5.3 Administration.
     (a) Subject to the limitations of the Plan, the Compensation Committee shall have full and final authority, in its sole and exclusive discretion, to administer the Plan, to construe and interpret its provisions, to decide matters arising under the Plan, and to take all other actions deemed necessary or advisable for the proper administration of this Plan. This authority and discretion includes, but is not limited to, determining whether objective (or subjective) criteria under the Plan have been satisfied, resolving any possible inconsistencies or ambiguities, determining eligibility, determining the amount of any payments or benefits, ensuring compliance with legal and tax matters, and delegating to other persons or entities any duty that would be the responsibility of the Compensation Committee.
     (b) For any matter under this Plan for which the Compensation Committee has discretion or authority affecting whether or not an employee is designated as a Participant and the Participant’s eligibility to receive a severance payment or benefit or the amount of a severance payment or benefit (including but not limited to determinations of Cause, Disability, eligibility, or Level), such discretion or authority shall be retained exclusively by the Compensation Committee relative to any person who is an officer of the Company under Section 16(b) of the Securities and Exchange Act of 1934, as amended (“16(b) Officers”).
     (c) Subject to Section 5.2, for any matter under this Plan not covered by Section 5.3(b) and for which the Compensation Committee or Company has discretion or authority (such as determinations of Cause, Disability, or eligibility), the Compensation Committee may delegate such discretion or authority to one or more appropriate executives of the Company.
Section 5.4 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.5 Notices.
     (a) All notices and other communications provided for in this Plan shall be in writing and shall be delivered as follows: (i) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (ii) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication according to this Plan shall be deemed to have been duly delivered upon being deposited in the United States Mail via certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery using a service capable of tracking and confirmation of receipt (with postage fees prepaid) such as FedEx or UPS, except that any change of notice address shall be effective only upon receipt.

     (b) The Company’s Vice President of Compensation (or the person serving in the equivalent role for the Company), or such other executive as may be designated by the Compensation Committee from time to time, shall deliver to each Participant, within thirty (30) days of such Participant’s designation on Exhibit A hereto as eligible for this Plan, a letter notifying such Participant that he or she has been designated as a Participant in the Plan and his or her Severance Multiplier, as well as a copy of this Plan (but not Exhibit A). Within thirty (30) days following any material amendment to the Plan or any change to the Participant’s multiplier, the Vice President of Compensation of the Company (or such other executive as may be designated by the Compensation Committee from time) shall deliver such amendment, amended Plan, or other confirming document to each affected Participant.
     (c) For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must deliver a Termination Notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice delivered by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan.
Section 5.6 No Employment Rights Conferred. This Plan shall not be deemed to create a right, promise, contract or guarantee of employment, continued employment, or of any particular job position, between any Participant and the Company and/or any of its affiliates or subsidiaries.
Section 5.7 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.
Section 5.8 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of laws rules, and applicable federal law.

Exhibit A
Executive Severance Plan Participants

	Level of Executive
	(Level 1, Level 2,		Date Added or
Participant Name	Level 3 or Level 4)	Multiplier	Changed
Alders, Mark	4	1	4-Dec-08
Arora, Vikas	4	1	7-Jun-10
Becker, Michael	4	1	1-Jun-10
Bond, Timothy	2	1	4-Dec-08
Bondar, Lori	4	1	4-Dec-08
Burns,Steven	4	1	4-Dec-08
Butier, Mitch	2	1	1-Jun-10
Ceruti, Anne	4	1	18-Jan-10
Clyde, Timothy	2	1	1-Dec-10
Costin, Libby	4	1	4-Nov-09
Depietri, Angelo	3	1	4-Dec-08
Diamond, Graham	3	1	4-Dec-08
Dixon, Diane	3	1	1-Jan-11
Durree, James	4	1	1-Jan-11
Edwards, David	3	1	1-Jan-11
Elmendorp, Sjaak	4	1	4-Dec-08
Farrell, John	4	1	4-Dec-08
Fernandez, M. Sean	4	1	8-Dec-09
Gargas, Randall	4	1	4-Dec-08
Gravanis, Georges	3	1	7-Jun-10
Guenther, Cynthia	4	1	1-Jan-11
Hall, Kathleen	4	1	4-Dec-08
Hemmelgarn,Terry	4	1	8-Dec-09
Herring, David	4	1	4-Dec-08
Hill, Anne	2	1	4-Dec-08
Hill, Mark	3	1	16-Sep-10
Hoffman, Richard	3	1	4-Dec-08
Hughes, Darrell	3	1	22-Jul-10
Johansen, Michael	3	1	4-Dec-08
Johnson, Peter	4	1	28-Apr-10
Kan, Tim	4	1	1-Feb-10
Kelly, Howard	3	1	4-Nov-09
Kian, Kamran	3	1	4-Dec-08
Klein, John	4	1	4-Dec-08
Klein, Michael	4	1	7-Jul-09
Klenk, Hans-Guenther	4	1	4-Dec-08
Ladwig, Amy	4	1	4-Dec-08
Lawler, Gregory	4	1	4-Dec-08

	Level of Executive
	(Level 1, Level 2,		Date Added or
Participant Name	Level 3 or Level 4)	Multiplier	Changed
Leeds, Eric	4	1	4-Dec-08
Li, Da-Gang	4	1	4-Dec-08
Lovins, Greg	4	1	4-Dec-08
Macaulay, Kim	4	1	4-Dec-08
Malchione, Robert	2	1	1-Dec-10
Maley, Jon	4	1	1-Sep-10
Martin, David	4	1	4-Dec-08
Mello, Ronaldo	4	1	30-Sep-09
Mets-Morris, Helen	3	1	4-Dec-08
Miller, Susan	2	1	1-Jan-11
Moffa, Joseph	4	1	1-Feb-11
Moiz, Azima	4	1	4-Nov-09
Mueller, Arnd	4	1	4-Nov-09
Neville, R. Shawn	2	1	1-Jan-10
Nolan, Donald	2	1	1-Jan-10
O’Bryant, Daniel	2	1	1-Dec-10
Pereira, Fred	4	1	28-Jul-09
Pergande, Jill	4	1	4-Dec-08
Pohl, Eric J	4	1	4-Dec-08
Pomplas, Ronald	4	1	1-Mar-11
Quinn, John	3	1	4-Dec-08
Ramakrishnan, Ram	4	1	1-Jan-11
Rangachary, Sudarshana	4	1	4-Jun-09
Rodriguez, Karyn	4	1	1-Jan-11
Rotella, Robert	4	1	4-Dec-08
Sallay, John	2	1	1-Jan-10
Sardesai, Raj	4	1	4-Dec-08
Sartor, Luigi	4	1	4-Dec-08
Saucier, Douglas	4	1	4-Dec-08
Scarborough, Dean	1	2	1-Dec-10
Schmit, Dave	4	1	21-Jun-10
Schwartz, Kenneth	4	1	4-Dec-08
Shah, Bijal	4	1	9-Jun-10
Shunfenthal, Bernard	4	1	4-Dec-08
Stander, Deon	3	1	19-Aug-10
Thompson, Todd	4	1	4-Dec-08
van Leeuwen, Lydia	4	1	4-Dec-08
Verkerk, Adriaan	4	1	4-Dec-08
Violette, Jim	4	1	4-Dec-08
Wallroth, Don	4	1	1-Nov-10
Watkins, Harry	4	1	4-Dec-08
Widden, Richard	4	1	12-Jan-10